Exhibit 99.1

                AUTODESK REPORTS RECORD REVENUES OF $497 MILLION

     SAN RAFAEL, Calif., Feb. 27 /PRNewswire-FirstCall/ -- Autodesk, Inc. (Nasdaq: ADSK) today reported record quarterly revenues of $497 million, an increase of 19 percent over the fourth quarter of fiscal 2006.

     (Logo: http://www.newscom.com/cgi-bin/prnh/20050415/SFF034LOGO )

     "We are pleased to finish another year of outstanding execution and revenue growth," said Carl Bass, Autodesk president and CEO. "In fiscal 2007, we delivered revenues of $1.84 billion, nearly double the level of three years ago. Our fourth quarter growth was driven by strong performance from emerging economies, our subscription program and, most significantly, record revenues from our model-based 3D products. Looking to fiscal 2008, we expect Autodesk to continue to focus on delivering industry-leading 3D design software solutions that help our customers be more productive, improve quality and foster greater innovation."

     Operational Highlights

     Autodesk's performance was driven by robust increases in revenue from model-based 3D products, maintenance revenue from subscription, and revenue in the emerging economies. In addition, revenues from crossgrades -- customers moving from one product to another -- and new seats showed strong growth.

     The Company's model-based 3D products, Inventor, Revit and Civil 3D, continue to increase their market penetration. Combined revenues from these model-based design products increased 40 percent over the fourth quarter of fiscal 2006 to a record $121 million or 24 percent of total revenues in the quarter. In total, Autodesk shipped more than 47,000 commercial seats of 3D in the quarter including 23,000 seats of Revit, over 15,000 seats of Inventor and nearly 9,000 seats of Civil 3D.

     Once again, emerging economies contributed robust growth in revenues. Revenues from the emerging economies in Asia Pacific, Eastern Europe, the Middle East and Latin America increased 44 percent over the fourth quarter of fiscal 2006 to $75 million and represented 15 percent of total revenues in the fourth quarter.

     Maintenance revenues from subscription increased 53 percent compared to the fourth quarter of fiscal 2006 to $123 million or 25 percent of total revenues. Continued strength in subscription attach rates and renewal rates drove a $53 million sequential increase in deferred maintenance revenue from subscription. Total upgrade revenues increased slightly compared to the fourth quarter of fiscal 2006 driven by a 45 percent increase in crossgrade revenue.

     Revenues from new seats increased by 15 percent compared to the fourth quarter of last year. Revenues from new seats of Revit and Civil 3D increased 95 percent and 26 percent, respectively, compared to the fourth quarter of fiscal 2006. Revenues from new seats of AutoCAD Mechanical and Inventor Professional increased by 68 percent and 62 percent, respectively, compared to the fourth quarter of last year. Revenues from new seats of flame increased by over 100 percent compared to the fourth quarter of fiscal 2006.

     OTHER FINANCIAL HIGHLIGHTS

     * Cash, cash equivalents and marketable securities increased by $181 million sequentially to $778 million as of January 31, 2007.

     * Total backlog was $415 million as of January 31, 2007, including $398 million of deferred revenues. Deferred maintenance revenues from subscription increased $53 million sequentially to $328 million. In addition, there was $17 million of unshipped product orders, or shippable backlog, at quarter end.

     * Channel inventory decreased sequentially and was below the normal range of three to four weeks.

     * As a result of strong subscription bookings in the quarter, DSO's increased to 55 days.

     *    Capital expenditures were $10 million.

     * As a result of the voluntary review of the Company's historical stock option granting practices and the related accounting, the Company did not issue or repurchase any shares during the quarter.

     * There were approximately 231 million total shares outstanding and 244 million diluted shares outstanding in the fourth quarter.

     * Revenues in the Americas increased 15 percent over the fourth quarter of fiscal 2006 to $203 million.

     * Revenues in EMEA increased 26 percent over the fourth quarter of fiscal 2006 to $189 million.

     * Revenues in Asia Pacific increased 18 percent over the fourth quarter of fiscal 2006 to $105 million. Revenues in Japan decreased three percent compared to last year. Excluding Japan, revenues in Asia Pacific increased 34 percent compared to last year.

     * In the fourth quarter of fiscal 2007, spending on total costs and expenses -- which include cost of license and other revenue, cost of maintenance revenues, marketing and sales, research and development, and general and administrative -- increased by $5 million sequentially.

     * Spending related to the voluntary stock option review included $3 million in legal, tax and accounting fees.

     * Interest and other income decreased by $2 million sequentially to $4 million.

     Fiscal 2007 Full Year Review

     Revenues for fiscal 2007 increased 21 percent over fiscal 2006 to $1.84 billion, driven by strength in revenues from model-based 3D products, new seat revenue, maintenance revenue from subscription, and revenue in the emerging economies. Combined revenues from the Company's model-based 3D products increased 41 percent over fiscal 2006 to a record $399 million. In total, Autodesk shipped nearly 150,000 commercial seats of 3D including nearly 70,000 seats of Revit, nearly 48,000 seats of Inventor and nearly 31,000 seats of Civil 3D.

     Revenue from the emerging economies in Asia Pacific, Eastern Europe, the Middle East and Latin America increased 39 percent over fiscal 2006 to $258 million.

     Revenue from new seats increased 19 percent over fiscal 2006. Maintenance revenue from subscription increased 53 percent in fiscal 2007 to $424 million.

     Because Autodesk has not yet filed its second and third quarter fiscal 2007 financial statements, several adjustments have been made to the financial results of the second and third quarters of fiscal 2007. Events that occurred subsequent to these quarters provided additional information which differed from the estimates that were originally provided. The changes result in a decrease in our after-tax GAAP expenses for the second quarter of $13.6 million and an increase in our GAAP expenses for the third quarter of $2.6 million. On a Non-GAAP basis, these adjustments decreased our after-tax spending for the second and third quarters of fiscal 2007 by $2.9 million and $0.7 million, respectively. Please refer to the table below for a reconciliation of the Non-GAAP to GAAP results.

     Reconciliation of GAAP Subsequent Event Adjustments to Non-GAAP Subsequent Event Adjustments

                                                         Q2           Q3
                                                     ----------   ----------
Amounts in millions, net of tax
GAAP adjustments                                     $     13.6   $     (2.6)
       Settlement-based reversal of legal accrual          (9.9)        (2.3)
       Tax benefit and rate true-up                        (0.8)        (0.4)
       SFAS 123R termination-related
        modifications                                        --          6.0

    Non-GAAP adjustments                             $      2.9   $      0.7

     Business Outlook

     The following statements are forward-looking statements which are based on current expectations and which involve risks and uncertainties some of which are set forth below. As a result of the voluntary stock option review, the Company is not providing EPS guidance at this time. Additionally, because accounting related to the restatement of its financial statements is being finalized as a result of the voluntary stock option review, as described below, the Company is not able to provide GAAP operating margins for fiscal 2008 at this time.

     First Quarter Fiscal 2008

     Net revenues for the first quarter of fiscal 2008 are expected to be in the range of $490 million to $500 million. Non-GAAP operating margins for the first quarter of fiscal 2008 are expected to be in the range of 25.5 to 26.3 percent. Non-GAAP operating margins do not include SFAS 123R stock-based compensation expenses, which the Company is currently unable to determine but believes will be significant, amortization of acquisition related intangibles of approximately $4 million, and reimbursement to employees for tax issues arising from the stock option review, which the Company is currently unable to estimate but believes to be significant. Company estimates include approximately $4 million in the first quarter of fiscal 2008 for legal, tax and accounting fees related to the voluntary stock option review period.

     Second Quarter Fiscal 2008

     Net revenues for the second quarter of fiscal 2008 are expected to be in the range of $505 million to $515 million. Non-GAAP operating margins for the second quarter of fiscal 2008 are expected to be in the range of 25.5 to 26.3 percent. Non-GAAP operating margins do not include SFAS 123R stock-based compensation expenses, which the Company is currently unable to determine but believes will be significant, amortization of acquisition related intangibles of approximately $4 million, and reimbursement to employees for tax issues arising from the stock option review, which the Company is currently unable to estimate but believes to be significant.

     Full Year Fiscal 2008

     For fiscal year 2008, net revenues are expected to be between $2.075 billion and $2.125 billion.

     Not taking into account SFAS 123R stock-based compensation expenses, which the Company is currently unable to determine but believes will be significant, amortization of acquisition related intangibles of approximately $16 million, and reimbursement to employees for tax issues arising from the stock option review, which the Company is currently unable to estimate but believe to be significant, non-GAAP operating margins for fiscal year 2008 are expected to be in the range of 27 to 27.5 percent. In addition, the Company now expects its fiscal 2008 tax rate to be between 25 and 26 percent.

     Stock Option Review

     In a separate announcement, the Company today announced that the Audit Committee of Autodesk's Board of Directors has completed its voluntary review of the Company's stock option grant practices. As a result of the findings of the voluntary review, the Board of Directors has concluded that the consolidated balance sheets as of January 31, 2002, 2003, 2004, 2005 and 2006, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the fiscal years ended January 31, 2003, 2004, 2005 and 2006 should no longer be relied upon. As a result, the Company expects to restate its previously-issued financial statements for fiscal years 2003 through 2006, to make adjustments related to accounting for stock-based compensation expense. The Company currently estimates that the pre-tax, non-cash charges to be incurred are in the range of $38 million to $45 million for stock-based compensation expense over the 18 year period of the review. Approximately $23 million to $26 million of the restated amounts will apply to income statement for fiscal years 2003 through 2006, and the remainder, which is applicable to prior fiscal years, will be recorded as a charge to be retained earnings as of January 31, 2002. The adjustment for the first quarter of fiscal 2007 will be recorded in the second quarter of fiscal 2007 due to its insignificance. Ernst & Young, LLP has not yet completed its procedures with regard to the Company's restated financial statements. More information is available in the press release and Form 8-K filed today, February 27, 2007.

     Safe Harbor Statement

     This press release contains forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under "Business Outlook" above, statements in the paragraphs under "Stock Option Review" above, statements regarding anticipated market trends and other statements regarding our expected performance. Factors relating to the voluntary stock option review described above that could cause actual results to differ materially include, but are not limited to: the discovery of additional information relevant to the review, any additional conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to the Company's stock option grants and the impact of the review on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded, the timing of review and conclusions of the Company's independent registered public accounting firm regarding the Company's stock option grants and related accounting adjustments to the Company's financial statements for certain periods, the application of accounting or tax principles in an unanticipated manner, an unanticipated delay in the preparation and filing of the Company's required reports with the SEC or an inability to meet the requirements of the NASDAQ Global Select Market for continued listing of its shares. The stock option grant practices under review and related matters have led and could also lead to potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other regulatory agencies, and negative tax or other implications for the Company resulting from any accounting adjustments or other factors.

     Other factors that could cause actual results to differ materially include the following: general market and business conditions, expenses, resulting from the voluntary stock option review, our performance in particular geographies, fluctuations in our tax rate, the timing and degree of expected investments in growth opportunities, slowing momentum in maintenance or subscription revenues, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance, difficulties encountered in integrating new or acquired businesses and technologies, failure to achieve sufficient sell-through in our channels for new or existing products, pricing pressure, fluctuation in foreign currency exchange rates, failure to achieve continued cost reductions and productivity increases, failure to achieve continued migration from 2D products to 3D products, failure to achieve continued success in technology advancements, the financial and business condition of our reseller and distribution channels, interruptions or terminations in the business of the Company's consultants or third party developers, and unanticipated impact of accounting for technology acquisitions.

     Further information on potential factors that could affect the financial results of Autodesk are included in the Company's reports on Form 10-K for the year ended January 31, 2006 and Form 10-Q for the quarter ended April 30, 2006 which are on file with the Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

     Earnings Conference Call and Webcast

     Autodesk will host its fourth quarter conference call today at 5:00 p.m. EST. The live announcement may be accessed at www.autodesk.com/investors or by dialing 866-203-2528 or 617-213-8847 (passcode: 10432828). An audio webcast or podcast of the call will be available at 7:00 pm EST at www.autodesk.com/investors. This replay will be maintained on our website for at least twelve months. An audio replay will also be available for one month beginning at 7:00 pm EST by dialing 888-286-8010 or 617-801-6888 (passcode:
43703753).

     About Autodesk

     Autodesk, Inc. is the world leader in 2D and 3D design software for the manufacturing, building and construction, and media and entertainment markets. Since its introduction of AutoCAD in 1982, Autodesk has developed the broadest portfolio of state-of-the-art digital prototyping solutions to help customers experience their ideas before they are real. Fortune 1000 companies rely on Autodesk for the tools to visualize, simulate and analyze real-world performance early in the design process to save time and money, enhance quality and foster innovation. For additional information about Autodesk, visit http://www.autodesk.com/.

     Note: AutoCAD, Autodesk, Civil 3D, Inventor, flame, and Revit are registered trademarks or trademarks of Autodesk, Inc., in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders.

     Investors: Sue Pirri, sue.pirri@autodesk.com, 415-507-6467
                John Clancy, john.clancy@autodesk.com, 415-507-6373

     Press:     Caroline Kawashima, caroline.kawashima@autodesk.com,
                415-547-2498

Autodesk

Fiscal Year 2007                                      QTR 1           QTR 2           QTR 3           QTR 4          YTD2007
-----------------------------------------------   -------------   -------------   -------------   -------------   -------------
Financial Statistics (in millions):

Total net revenues                                $         436   $         450   $         457   $         497   $       1,840
License and other revenues                        $         349   $         346   $         346   $         375   $       1,416
Maintenance revenues                              $          87   $         104   $         111   $         123   $         424

Total Cash and Marketable Securities              $         386   $         468   $         597   $         778   $         778
Days Sales Outstanding                                       58              52              51              55              55
Capital Expenditures                              $          11   $           7   $           7   $          10   $          35
GAAP Depreciation and Amortization                $          13   $          14   $          13   $          14   $          53

Revenue by Geography (in millions):

Americas                                          $         170   $         168   $         194   $         203   $         735
Europe                                            $         164   $         174   $         160   $         189   $         687
Asia/Pacific                                      $         101   $         108   $         103   $         105   $         418

Revenue by Division (in millions):

Design Solutions Segment                          $         387   $         389   $         390   $         430   $       1,595
    Platform Technology Division and other        $         207   $         201   $         197   $         201   $         806
    Manufacturing Solutions Division              $          75   $          76   $          85   $          98   $         333
    Building Solutions Division                   $          53   $          57   $          58   $          74   $         242
    Infrastructure Solutions Division             $          51   $          55   $          50   $          57   $         214

Media and Entertainment Segment                   $          47   $          59   $          64   $          65   $         234

Other Revenue Statistics:

% of Total Rev from AutoCAD, AutoCAD
 upgrades and AutoCAD LT                                     44%             41%             38%             37%             40%
% of Total Rev from 3D design products                       20%             20%             22%             24%             22%
% of Total Rev from Emerging Economies                       12%             13%             15%             15%             14%
Upgrade Revenue (in millions)                     $          75   $          49   $          51   $          78   $         253

Deferred Maintenance Revenue (in millions):

Deferred Maintenance Revenue Balance              $         252   $         264   $         275   $         328   $         328

Favorable (Unfavorable)
 Impact of U.S. Dollar
 Translation Relative
 to Foreign Currencies
 Compared to Comparable
 Prior Year Period (in millions):
Total Net Revenues                                $         (19)  $          (2)  $           6   $          16   $           1

Common Stock Statistics:
Shares Outstanding                                  231,296,000     230,523,000     230,919,000     231,166,000     230,741,000
Fully Diluted Shares Outstanding                    244,698,000     243,119,000     242,029,000     243,861,000     243,172,000
Shares Repurchased                                    1,700,000       2,498,000              --              --       4,198,000

Installed Base Statistics:

AutoCAD
Total
 AutoCAD-based
 Installed Base                                       3,928,000       3,987,000       4,056,000       4,114,000       4,114,000
Stand-alone AutoCAD                                                                                                   2,758,000
AutoCAD Mechanical                                                                                                      200,000
AutoCAD Map                                                                                                             245,000
Architectural Desktop                                                                                                   494,000
Land Desktop                                                                                                             79,000

AutoCAD LT Installed Base                                                                                             3,335,000
Total Inventor Installed Base                           578,000         610,000         643,000         676,000         676,000
Total Subscription Installed Base                       990,000       1,086,000       1,163,000       1,232,000       1,232,000

SOURCE  Autodesk, Inc.
    -0-                             02/27/2007
    /CONTACT: investors, Sue Pirri, +1-415-507-6467, or sue.pirri@autodesk.com, or John Clancy, +1-415-507-6373, or john.clancy@autodesk.com, or press, Caroline Kawashima,
+1-415-547-2498, or caroline.kawashima@autodesk.com, all of Autodesk, Inc./
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20050415/SFF034LOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.autodesk.com/
    (ADSK)